Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS).

LBI MEDIA, INC.

Moderator: Lenard Liberman

August 14, 2009

4:00 pm ET

Operator: Good day everyone and welcome to the LBI Media Second Quarter 2009 Results conference call. Today’s conference is being recorded. At this time, it is my pleasure to turn the conference over to Mr. Lenard Liberman, Executive Vice President. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s 2009 Second Quarter Earnings call. Joining me today are Winter Horton, our Corporate Vice President, and Wisdom Lu, our Chief Financial Officer.

During this call, I will provide an overview of our financial and operating progress since our last earnings report. Winter will provide comments on the performance of our radio stations and I will provide comments on our television stations and an update on the EstrellaTV network. And then Wisdom will walk through our financial results. After formal remarks, we will open the call up for questions. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects or performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation, stock-based compensation expense, loss on disposal of property and equipment and other noncash gains and losses. However, for the purposes of this call, we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our quarterly report which will be posted on our Web site today.

Let me return the call to Lenard, who will discuss our performance for the second quarter.

Lenard Liberman: Thank you, Wisdom. The broadcasting industry continues to face the challenges of a national recession that has put the advertising market under considerable pressure. Despite these challenges, we continue to execute our strategic plan and we believe we are taking the right steps to position Liberman Broadcasting for growth. As we noted in our first quarter earnings call, we are also carefully managing our operating costs.

On our last call, we discussed the key elements of our strategic plan for creating value and strengthening our competitive position. They are:

•	Expanding the EstrellaTV network group into the largest and fastest growing Hispanic markets through both acquisitions and affiliations,

•	Strengthening our internally created and produced radio and television programming content,

•	Increasing the audience shares of both our TV and radio properties, and

•	Monetizing increased ratings through our highly trained, local sales staffs, and our wholly owned national sales organization.

We have made substantial progress in many of these key areas, which we will talk about in more detail. While performance in the second quarter reflects the weak economy and advertising market, we have outperformed our peer group in broadcast revenue growth. And we continue to believe that with the launch of EstrellaTV network this coming September, we will create significant value for LBI and increase our competitive position in the market. To that end, we have successfully affiliated EstrellaTV in 17 markets and with our six owned and operated stations, we now cover 67% of the Hispanic population of the United States.

During the second quarter of 2009, our overall net revenue decreased 16%, from the second quarter of 2008, a slight improvement over the performance of our first quarter, when we were down 17% from the first quarter of 2008. Our radio segment posted a revenue decline of 14%, while revenues at our TV segment declined by 20%. It is noteworthy that this compares to our second quarter in 2008, where we were up 5%.

Our radio results outperformed competitors in the markets within which we operate, and much of the weakness in radio that we experienced resulted from a challenging economy in Southern California. However, our radio results in Southern California continue to outperform the market.

Our TV segment results were largely in line with the industry and superior to our competitors, since we did not experience any benefit from retransmission revenues. Television results continue to be hurt by a weakened infomercial environment and also reflect the weak economy in California.

Despite the impact of the economic slowdown, our content has performed very well and we are delivering solid ratings growth in our markets. Aside from the launch of EstrellaTV, we have also begun a successful launch of our radio network based on the successful morning program of our personality, Don Cheto. Winter will discuss this in greater detail momentarily. Along with the prospect of an economic recovery throughout the U.S. driving improved revenue results, we are confident that the creation of EstrellaTV, with our existing, highly rated TV programming and the launch of the Don Cheto network, will provide great opportunities for Liberman Broadcasting.

Now I’d like to turn the call over to Winter who will review the performance of our radio segment. And then I’ll follow it up with some comments about our television business and the upcoming launch of EstrellaTV.

Winter Horton: Thanks, Lenard.

Although the continuing economic recession has created a challenging advertising environment for the first half of 2009, we continue to be pleased at the overall performance of our radio stations in the second quarter and our ability to achieve and sustain strong ratings.

During the second quarter, market segments that are showing improvement in radio advertising were food, drink, and entertainment, as people looked for outlets to help weather the emotional impact of the recession. Real estate advertising saw an upswing as home sales have tentatively picked up over the last several months. Legal services remain strong. And auto has shown cautious improvement, with some dealers taking advantage of that “Cash for Clunkers” program, as well as increasing their used car sales.

In Los Angeles, our leading FM format, Que Buena, remains the number one rated Hispanic radio station on morning drives in the June Arbitron PPM among 18 to 49 year old Hispanic adults. And in fact, in the just released July Arbitron votes, Don Cheto is now beating Piolin in all adult demos – 18 to 34, 18 to 49, and 25 to 54. In the adult 18 to 34 demo, Don Cheto’s 1.0 rating is a full 40% higher than Piolin’s 0.6 rating.

I’m pleased to say that our syndication efforts for the Don Cheto Show have been doing very well. We just added XHTY in San Diego and KBNO in Denver to the rapidly growing list of affiliates. KXTS in Santa Rosa, which began carrying the show in April, has seen dramatic ratings increases, jumping from a 0.7 to an amazing 4.4 to become a top rated morning show among Hispanic adults 25 to 54 in the Spring 2009 ratings period.

KHJ, our full market AM radio station in Los Angeles remains the number one Hispanic AM station among Hispanic persons 18 to 49, and we continue to benefit from our strategic alliance with the L.A. Dodgers.

In Riverside-San Bernardino, KRQB-FM is among the top two stations in the Inland Empire among all stations in the male 18 to 34 demographic. And Don Cheto remains the number one in morning drives with adults 18 to 34.

Our Texas stations continue to perform very well, as they benefit from the move to a PPM ratings system by Arbitron, which has resulted in improved market rank for our stations.

In Dallas, KBOC, La Zeta, has shown impressive growth in ratings and rank position as now the number one Hispanic station all day long, with adults and women in the 18 to 34 year old demo.

Our flagship station, La Raza, KNOR, continued its reign at the top of ratings, and the number two slot with adults from 25 to 54, from 6:00 am to 7:00 pm. Similarly, our La Raza format on KTJM-FM in Houston, is also ranked in the top two Hispanic stations in virtually every male demographic and dayparts.

Now I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: While, the revenue declined year-over-year at our television stations in the second quarter, we are encouraged by modest improvement and the sequential performance of our television group, from a decrease of 23.9% in the first quarter of 2009, to a decrease of 20.3% in the second quarter. Our ratings continue to be strong in our markets and we are gearing up for the debut of EstrellaTV network’s formal launch on September 7.

KRCA-TV in Los Angeles continues to perform well and our original programming continues to resonate with Hispanics in all demographics. In the important July sweeps period, we saw EstrellaTV’s audience grow 33% year-over-year, among persons 18 to 49, in primetime. We are also experiencing ratings successes at our television stations in Dallas and Houston.

We are currently in the process of constructing our digital broadcast facility for KVPA-TV in Phoenix, and expect to be on the air in time for the EstrellaTV launch in September.

We have also signed an affiliation agreement to cover New York City. In addition, we have received FCC approval for the purchase of TV station WASA and expect to close the transaction in the latter part of this year. This will be our seventh owned and operated television station. We believe that our programming will resonate with New York Hispanics and the EstrellaTV network will provide an attractive alternative to existing television stations.

Since our last call, we have continued to aggressively pursue the signing of additional affiliates to EstrellaTV in the nation’s largest Hispanic markets. We now have 17 signed affiliation agreements covering approximately 67% of Hispanic television households in the U.S., through 16 television stations including six in Texas, four in Florida, two in California, and one each in Arizona and New Mexico, New York and Oregon. These affiliation agreements, along with our owned and operated stations, cover the majority of the top 20 Hispanic markets in the U.S.

Over the last quarter we have continued to sign up a number of affiliation agreements, with a majority from affiliates of large Hispanic markets in Texas and Florida. In May we signed an agreement with Belo Corp. for KENS, a CBS-affiliated television station, licensed to serve the San Antonio market, the seventh largest Hispanic television market in the U.S. We also signed affiliation agreements with Belo for another three markets including KVUE, which serves Austin, Texas, KTTU, which serves Tucson, Arizona, and KGW, which serves Portland, Oregon. In June we signed an affiliation agreement with Hearst Television Incorporated, for KOAT, an ABC affiliate, serving the Albuquerque-Santa Fe, New Mexico market, the 12th largest Hispanic television market in the U.S. In July, we also signed three additional affiliation agreements with Hearst for markets in Florida, including Orlando-Daytona Beach, Tampa-St. Petersburg, and West Palm Beach. Finally, we signed an affiliation agreement with Titan Broadcasting for KFRE, which serves the Fresno-Visalia market, the 14th largest Hispanic market in the U.S.

We have other affiliation agreements pending and are currently in negotiations with owners of several other television stations to round out our coverage of the U.S. With our current owned and operated stations and our affiliate lineup we’ll cover approximately 67% of the U.S. Hispanic television households when we launch our EstrellaTV network. Our ability to sign this number of affiliates in a relatively short period of time is a testament to the appeal of our highly rated original programming content.

We have always looked for new and creative ways to enhance our television programming content. We currently have a diverse lineup of shows that appeal to a wide variety of Hispanic audiences in many demographics. Therefore, I am pleased to announce that we are currently in development on two new television programs that we believe will be very complementary to our current lineup. We recently held auditions for one of the shows and the response was overwhelming. It is premature to discuss the details of the shows at this time, but we will update you further on future calls when the shows are on the air.

Our ratings success as reflected in Nielsen across our various owned and operated markets, differentiates us from other networks attempting to target the Hispanic market. Also, our ability to provide our affiliate partners with a full backing of our wholly owned national sales organization, Spanish Media Rep Team, or SMRT, provides a service no one else can offer. With offices located throughout the U.S. and dedicated seasoned professionals focused on selling television spot advertising exclusively for EstrellaTV affiliates, SMRT has a strong track record of success in the 15 plus years since its launch. As we near the launch date of our EstrellaTV network, we remain committed to serving our owned and operated and affiliated television stations with the best of programming and representation Hispanic media has to offer.

Looking ahead, although the economic environment remains challenging, we remain committed to executing our strategy and investing in our content with a goal of further strengthening our strategic position and increasing our market share.

Now I’m going to turn the call over to Wisdom who is going to discuss in more detail our second quarter financial performance.

Wisdom Lu: Thank you, Lenard.

For the second quarter of 2009, net revenues decreased by 16%, to $28.4 million, as compared to $34 million for the same period in 2008. This decrease was primarily attributable to lower advertising revenues in both our television and radio segments as a result of the continued impact of a difficult U.S. economy, lower radio advertising revenue in our Los Angeles market, and lower television advertising revenue in all of our markets.

Total operating expenses decreased by $1.1 million, or 5.6%, to $19.2 million, for the three months ended June 30, 2009, as compared to $20.3 million for the same period in 2008. This decrease was primarily due to a $1.1 million decrease in program and technical expenses, and a $0.9 million decrease in selling, general, and administrative expenses, partially offset by a $0.9 million increase in disposal of property and equipment as a result of the write-off of certain obsolete analog television equipment in the second quarter of 2009.

The decline in program and technical expenses resulted from an increase in our estimate of the period over which our internally produced programs contribute to our revenues. As previously described in our first quarter earnings call, this change in methodology was implemented on January 1, 2009. If this change had not been made, our program and technical expenses would have been approximately $0.9 million higher during the three months ended June 30, 2009.

Adjusted EBITDA decreased by $3.5 million, or 21.9%, to $12.6 million for the three months ended June 30, 2009, as compared to $16.1 million for the same period in 2008. This change was primarily the result of the decrease in net revenues of $5.6 million, partially offset by the decrease in program and technical and selling, general, and administrative expenses, as previously discussed.

We reported a net income of $1.2 million for the three months ended June 30, 2009, as compared to net income of $6.4 million for the same period of 2008, a decrease in net income of $5.2 million.

Turning to our balance sheet, we had approximately $1 million in cash as of June 30, 2009. Our total debt balance was approximately $378.2 million, which included $116.3 million in term loan debt and $35.8 million outstanding on our revolver. Since June 30, we have borrowed net of repayments, an additional $7.7 million.

This will conclude our formal remarks and at this time I’d like to open up the floor to any questions. Operator?

Operator: Thank you so much. At this time everyone if you would like to ask a question, you may do so now, by pressing the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please pick up your handset or depress your mute function to allow your signal to reach our equipment. Once again, that is star 1.

And our first question will come from Bishop Cheen with Well Fargo Securities.

Bishop Cheen: Hi, everyone. Happy Friday to you.

Wisdom Lu: Hello.

Bishop Cheen: Wisdom, I missed one thing you said right before the – you borrowed $7.7 million more on the revolver. I think you gave the June 30th revolver balance?

Wisdom Lu: June 30th revolver balance was $35.8 million.

Bishop Cheen: And remind me again what the capacity is on that revolver?

Wisdom Lu: The revolver has capacity of $150 million.

Bishop Cheen: Right. Okay, same as it was. All right and then the other thing was the covenant leverage – can you tell us what the covenant leverage was at 6/30 and I guess I wait for the Q to do the math?

Wisdom Lu: Yes. The covenant senior secured leverage ratio covenant is at 3.6 for June 30.

Bishop Cheen: Right. And you’ve got lots of capacity on that one as well.

Wisdom Lu: That’s right. The covenant requirement is 7.

Bishop Cheen: Right. Okay. So I understand it’s a recession and I understand you all are trying to do something different and long-term and without the TV network, which sounds expensive, and with the radio network, which is taking a hit show and extending it which sounds relatively inexpensive.

So my question is how much do you think it’s going to cost to get Estrella to where you want to be and how long do you think it may take until you’re breakeven?

Lenard Liberman: I’m not sure we can answer that question on a forward-looking basis. I’d say that Estrella is not going to cost as much as you might think, since all the programming is already produced for our owned and operated stations. So really we’re just providing programming that we already produce and expense, which is the largest cost of a network, the programming.

We also have an existing sales organization and while we may add a few folks in key markets, it’s not a tremendous expense. And then the single largest expense is the satellite time, which we’ve negotiated a very good price for the next few years. I’m not certain we can – are able to legally respond to the question.

Bishop Cheen: No, but that, Lenard, that does give some color. That’s, you know, sometimes I throw these out just looking to see what I can get.

Lenard Liberman: I understand, yes. And we are really hesitant. I just don’t want to do something which runs afoul of what we can do and I don’t have counsel here to tell me. So, if you want, I’ll have Wisdom check with counsel and you can call her offline and we’ll see how much information we can give you. But, I don’t think the costs are as much as you might think, because we already produce our programming.

It’s simply monetizing what we’re already producing. And we’re not paying affiliates any fee to carry us. It’s a full barter deal. They take 40% of the inventory, we keep 60% of the inventory, so there’s no affiliation costs.

Bishop Cheen: Okay. Your affiliates are signing up on a barter basis, correct?

Lenard Liberman: Correct.

Bishop Cheen: And it’s 60/40 – 60 to Estrella, 40 to the affiliates?

Lenard Liberman: Correct. And largely in the vast majority of cases, they’re providing their own capital equipment and we have very little in the area of capital expenditure for this since we’re going to be providing the network from an existing facility that we’ve already built in Dallas.

Bishop Cheen: And then going forward, once it’s launched, because there will be, you know, some sort of critical mass to the line item. Would you consider doing a separate breakout in the way that you report on Estrella in the P&L? Revenues and expenses… do you think that would be possible?

Wisdom Lu: We’ll have to take a look at that, but my sense is that Estrella, like we have separate accounting for each one of our O&O stations, we would have separate accounting for Estrella. I just don’t know from an accounting presentation whether we would specifically call that out in our filed financial statements.

Lenard Liberman: And just to add a little color, I mean the whole concept behind the launch of Estrella is we’re already getting significant ratings from our programming in very, very competitive markets. And that programming is highly professional, highly produced and very effective. And the ability to just expand its footprint fairly inexpensively and then tap into network dollars is very compelling when you consider that the network television market is somewhere between $1 billion and $1.5 billion a year for Spanish.

Bishop Cheen: Right. Yes, I mean, look you are in a unique position because I can’t remember how many hours, but an astounding number of hours in your library there.

Lenard Liberman: Yes, about a 5000 hour library, and we produce about 56 hours a week of new programming.

Bishop Cheen: Okay. Well we have to see how it all works out.

Last question is, you know, my green shoot question. This is the softball. Can you give us any anecdotal or color impressions on whether you two think anything is starting to turn or let up? Do you think we’ve hit bottom, if we’re bouncing along the bottom? You know, I’m kind of looking for color like we’re getting from all the other calls in and out of media on what they kind of see going on for the second half?

Winter Horton: I’ll speak to that, Bishop. It’s Winter. I think that as the quarters progress we’re getting better. So, I do feel like if people watch the news and keep hearing that the recession is over that hopefully they’ll start spending money. Some of these government programs, I think the Cash for Clunkers has actually helped us.

So I do feel more positive than I have in the past. I think our advertisers are showing signs of rebounding, but I really want to be cautious here. Because the teams that we’ve had have been false starts in the past and everybody is kind of looking for the big turning point, where all of a sudden everything is going to be growing again.

So I would say with cautious optimism, I think things are getting better.

Lenard Liberman: And our third quarter pacings are better than first and second quarter.

Bishop Cheen: Okay. Well that’s something. And the visibility that you’re seeing – I mean are the buys still coming just incredibly late in all your markets?

Winter Horton: Yes, I think that’s accurate. I think advertisers are just waiting and a lot of maybe some of the people that have placed annual buys in the past are waiting to place those or starting to just place them quarterly, because they just don’t know what the future is going to hold.

Bishop Cheen: Right. Yes, it is the season for the patient, that’s for sure. Okay, well this is helpful so I will let somebody else get in here and thank you for the update everyone.

Lenard Liberman: Thank you.

Winter Horton: Thank you.

Wisdom Lu: Thanks, Bishop.

Operator: Our next question will come from Janet Clay with Liberty Mutual.

Janet Clay: Yes, a question about your bank line. Do you look at that in terms of when you’re planning to try to refinance that revolver?

Wisdom Lu: Yes we do. And we are working on that currently.

Janet Clay: Okay. What is the sort of minimum availability you would need on the line to run the business?

Wisdom Lu: Well I think that in a good year we wouldn’t need any availability on the line. I mean this has been a particularly difficult year, so we’ve had to dip into the line a little bit more than we normally would. But, in a normal year our EBITDA clearly covers interest expense and all our costs.

So in a normal year we wouldn’t need to dip into the line at all. And, you know, quite frankly I’d like to have $50 million to $75 million availability just for a rainy day.

Janet Clay: What do you consider a normal year EBITDA?

Wisdom Lu: Normal year EBITDA would be, you know, $40 million, $45 million.

Janet Clay: Forty-five?

Wisdom Lu: Yes.

Janet Clay: I mean given what’s happened in the economy and sort of just in the whole broadcasting space in general, I mean, do you think there’s been a paradigm shift here that is going to result in sort of the business not being able to get back to that level?

Lenard Liberman: Not in the Hispanic market, I don’t think there has been secular change. I really don’t operate in the general market and sort of the impact of Internet and cable. Much of that really doesn’t impact Hispanic markets as quickly or as directly. So I don’t think so.

What we’re seeing is just folks who have had, you know, change in consumer patterns and people spending less money with them, so they spend less money with us. We have outperformed our peers, because I think whatever money is out there, we have a better shot at getting and I think do a better job selling.

But, as an example, as Winter mentioned, when there is money on special programs on cars, like Cash for Clunkers, you do see people come back and advertise. And then there are categories of business where people are spending money, you know, fast food or cheaper menu items. There are some retailers that are, you know, Walmarts of the world, and folks like that, that seem to be spending money more than they have historically.

So there are areas where consumers are spending we’re getting advertising dollars. And our ratings and our audience size is relative to history and relative to our competition, is improving. So we don’t see a decline at all, in the size of our audience. I don’t think that our stations are less valuable to an advertiser. I just think that advertisers have fewer consumers or consumers or spending less money.

Janet Clay: Well, I mean, the only comment I have is that, you know, I recognize that you have the luxury of very loose covenants on your revolver and plenty of availability. And I’m just wondering if that were to change, do you think – I mean because you really haven’t deviated from your business model at all during this downturn significantly – and I’m just wondering do you need to do that? I mean your leverage overall has gotten pretty high with the downturn EBITDA and just wondering what your thoughts are on that?

Lenard Liberman: Well margins are still 44%. We have the most lean business in our peer group for sure. We have cut expenses without being inaccurate. We have cut benefits. We have reduced staff size. We have cancelled TV shows and programs that just weren’t effective in generating returns.

So it’s just when you already operate at a 45% return and, you know, your peers operate at a 25% or 30%, there is less to cut. I mean I suppose we could, you know, eliminate toilet paper, but you know, at a certain point there is no more to cut.

So I don’t think so. I think we have responded to the economy. It’s just, you know, top line growth has to return, that’s all.

Janet Clay: Okay. And when do you think you’ll resolve the revolver issue or see that potentially refinanced?

Lenard Liberman: What revolver issue?

Janet Clay: Well, you mentioned you were working on potentially refinancing it.

Wisdom Lu: We’re looking at a couple of different options of refinancing and/or looking at what we’re going to do in 2011, 2012. So, you know, we’ll probably get to closure on that in the next couple of months.

Janet Clay: Okay. Thank you very much.

Wisdom Lu: Thank you, Janet.

Operator: And before we move to our next question, I would like to remind everyone once again, that is star 1 to ask a question.

Our next question will come from Grant Gandy with Oppenheimer.

Grant Gandy: Good afternoon.

Winter Horton: Hello.

Grant Gandy: I think you mentioned a September 7 launch date for Estrella. What steps remain before you launch?

Winter Horton: Well we’re going to get the satellite up. We’re going to test it at all the affiliates. They’re installing equipment. We’re training sales staffs. I don’t have a list of things.

Grant Gandy: Okay and what’s the status of the New York City station relocation? Has that gotten FCC approval?

Winter Horton: Yes. We’re also affiliated, though, in New York. So, we kind of have two options there now.

Grant Gandy: Okay and can you give us any color on the other markets that you’re negotiating with?

Lenard Liberman: We just look at any top 25 to 30 market and we’re talking to somebody there.

Grant Gandy: Okay and as far as segments and markets, you mentioned food, drink, and entertainment are doing well along with some others. Are there any particular markets that are doing better than others or maybe any markets or segments that are not doing so well?

Lenard Liberman: Texas has been stronger than California. That’s probably as much detail as we would give.

Grant Gandy: Okay and any segments that are not doing so well?

Lenard Liberman: Segments of the business, you mean, or like [inaudible]?

Grant Gandy: Like advertisers.

Lenard Liberman: Industries, you mean?

Grant Gandy: Yes.

Winter Horton: Yeah, I mean, our mortgage business is still down, you know, until the home buying comes back.

Lenard Liberman: We’re nonexistent. Auto…

Winter Horton: … took a pretty big hit and auto is still, you know, is still off a cliff. So those are two segments that are definitely down.

Grant Gandy: Okay. Thank you for that color.

Winter Horton: Okay.

Operator: Before we move to our next question, I would like to give everyone a final reminder that, that is star 1 to ask a question.

Our next question will come from Jared Golub with Marble Gate.

Jared Golub: Hello. Good afternoon. Thanks for taking the call. Just a quick question on the New York affiliation. Is that getting the same coverage as the O&O will have, because I don’t think I have seen any releases or information on that? And does the 67% include New York or is that expected to go up and break the 70% barrier?

Lenard Liberman: That includes New York. The 70% barrier will be broken with a few other markets that I think are imminent, about to be signed.

And the idea behind affiliating is that the partner, which we can’t release the name – we may do a press release on it soon – is a particularly strong partner in the market and I think makes sense to utilize. Although, given the nature of our business, not knowing long-term what companies will do, New York is sort of the one market where, if you look at your options, if something were to happen in that market, its one market you probably couldn’t replace to fulfill the network. And you’d want to definitely have security in.

So we feel that, at a price, it’s worth insurance owning a station there. And for the pricing we’re paying for this particular station we feel like it’s a very good deal and one which buys us some insurance.

Jared Golub: Okay, thank you. The other question I had was what you’re expected to spend – are you going to see promotional dollars pickup in third quarter, maybe the fourth quarter as you kind of launch the network? Or is there anything you’re doing that might kind of be out of the ordinary, kind of heading into the launch?

Winter Horton: I think we’ve been pretty fortunate in our promotional plans in that we’re going to leverage the power of our celebrities to actually promote. We’ve already done a lot of interviews when we launched in San Francisco. So, we really don’t have a big promotional budget earmarked. I don’t expect we’ll be able to do a lot trade. We’ll be able to leverage our Don Cheto network to advertise the EstrellaTV network as we expand into different markets. So I’m not expecting any kind of out of the ordinary promotional expenses.

Jared Golub: Okay. A great quarter and good luck with the launch and, you know, tap into those network dollars.

Lenard Liberman: That’s the plan.

Winter Horton: That’s the plan.

Operator: And our next question will come from Matt Swope, with Broadpoint Capital.

Matt Swope: Yeah, hi guys. When you talk about your radio, you attribute most of the downturn to Los Angeles. Could you talk about how the rest of your radio is doing?

Winter Horton: We’ve had very good performance in Texas. We really benefited from the PPM switch, where the markets really compressed and we became either the number one or number two station and there’s now a very small margin difference between stations. So we’re able to kind of combo more stations on the buys as we have clusters in each of those markets. Our staffs are good. I think we have done well in those markets.

Matt Swope: And would it be well enough to be, you know, down less than 10% in those markets?

Winter Horton: I don’t want to get too specific on markets, but yes.

Matt Swope: Okay. Have you given any kind of guidance on what Estrella could contribute as we start to think about the third and fourth quarters?

Lenard Liberman: We haven’t really given any guidance on that and I’m not sure we’d be inclined to do that. But, I think that any benefit would come probably 2010 as opposed to 2009.

Matt Swope: Okay and then maybe as Wisdom made the kind of generic comment about normally your EBITDA being $40 to $45, would that include Estrella as you think about that, could that possibly be additive to those kind of numbers?

Lenard Liberman: Additive.

Matt Swope: Okay, that’s great. Thanks.

Operator: And with that, it appears there are no further questions. I’d now like to turn the call back over to our presenters.

Lenard Liberman: Thank you operator and thank you everybody for participating… Bye bye.

Operator: And once again everyone that does conclude today’s call. We thank you for your participation.

END